Exhibit 99

 FOR IMMEDIATE RELEASE

3M CEO: 3M’s Future Brighter Than Ever

ST. PAUL, Minn. - May 10, 2005 - 3M today reaffirmed its 2005 earnings guidance and discussed the actions it is taking to “sustain solid, profitable growth both in the short term and in the long term.”

Addressing more than 3,000 shareholders at the company’s Annual Meeting of Stockholders in St. Paul, Minn., W. James McNerney, Jr., chairman of the board and CEO, noted that “by any measure, 2004 was a tremendous year for 3M,” with sales and earnings both reaching all-time highs. Revenues increased 9.8 percent to $20.0 billion and net income rose 24.4 percent to $3.0 billion.

“Our success last year gives me even more confidence that the 3M business model — time-tested, disciplined and dynamic — is the right model to deliver a bright future of consistent performance and sustained growth,” he said.

“This year, we are seeing slowing growth in the world’s mature economies, and we continue to get mixed signals from economic reports and first-quarter corporate earnings. Against this uncertain backdrop, 3M was able to deliver stronger-than-expected earnings in the first quarter this year.” During the quarter, 3M increased net income 12.0 percent on a 4.6 percent gain in sales.

For the full-year 2005, 3M continues to expect earnings to be in the range of $4.15 to $4.25 per share, with sales in local currencies increasing 5 percent to 8 percent.

McNerney discussed “two main pillars of growth going forward — international expansion and innovation.

“Looking ahead, we see our real opportunity for growth in the world’s developing economies, including Greater China, Russia, Eastern Europe, Brazil and India,” he said. “These countries will represent close to half of our total growth over the next three years.”

With respect to innovation, McNerney cited several major technology growth platforms, including track and trace, nanotechnology, separation and filtration, and sensors and diagnostics.

“Over the last several years, we have transformed 3M into a company with an enormous capacity to manage many new concepts and directions simultaneously,” he said. “Our new capabilities, combined with our already strong and unique culture, give me confidence that 3M’s future is brighter than ever.”

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the Company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) foreign currency exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) the availability and cost of purchased components and materials, including oil-derived compounds; (5) 3M’s ability to successfully integrate and obtain the anticipated synergies from acquisitions and strategic alliances; (6) generating less operating income from its corporate initiatives than estimated;  and (7) legal proceedings, including the outcome of and information derived from pending Congressional action concerning asbestos-related litigation and other significant developments that could occur in the legal proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and its subsequent periodic reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

About 3M — A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the company’s 67,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

Contact:
Jacqueline Berry
3M
(651) 733-3611

From:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000